Exhibit 15.3
[Letterhead of DLA Piper UK LLP Beijing Representative Office]
Agria Corporation
21/F Tower B
PingAn International Finance Center
1-3 Xinyuan South Road
Chaoyang District
Beijing 100027
People’s Republic of China
June 28, 2010
VIA EMAIL
Dear Sirs,
We consent to the reference to our firm and our investigation conducted in connection with Taiyuan Primalights III Agriculture Development Co., Ltd. under the heading “Risk Factors” and “Results of Operations” in Agria Corporation’s annual report on Form 20-F for the year ended December 31, 2009 to be filed with the Securities and Exchange Commission.
Yours sincerely,
/s/ DLA Piper UK LLP Beijing Representative Office
DLA Piper UK LLP Beijing Representative Office